AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT
This AMENDMENT NO. 1 TO THE SHARE PURCHASE AGREEMENT (this “Amendment”) is entered into as of October 26, 2026, by and among GeoPark Limited, an exempted company limited by shares incorporated under the Laws of Bermuda (“GeoPark Limited”), GeoPark USA, LLC, a limited liability company incorporated under the Laws of Delaware (the “Company”), and Panamerican Energy Holdings S.A., a corporation incorporated under the Laws of Panama (“PEH” and, together with GeoPark Limited and the Company, the “Parties”).
Recitals
WHEREAS, GeoPark Limited, the Company and PEH are parties to that certain Share Purchase Agreement, dated as of September 2, 2026 (the “Original Agreement”), pursuant to which, among other things, PEH agreed to transfer, convey, assign and deliver to the Company all of the issued and outstanding EAI Shares in consideration for the issuance and sale by GeoPark Limited to PEH of the Consideration Shares, as more fully described in the Original Agreement;
WHEREAS, Section 1.1 of the Original Agreement provides that the Consideration Shares issuable at the Closing consist of 42,135,872 GP Common Shares plus, if the CIT Rate applicable at Closing falls within one of the ranges set forth in Section 1.1(a) through (f) thereof, a number of additional GP Common Shares calculated as set forth therein;
WHEREAS, the Original Agreement contemplates that the Closing is conditioned, among other things, on the occurrence of the CPP Effectiveness in accordance with the terms of the CPP, and the CPP contemplates CPP Effectiveness occurring within one hundred twenty (120) days following the date of the CPP (the “CPP Effectiveness Period”);
WHEREAS, the Parties have used considerable efforts to cause the CPP Effectiveness to occur in advance of the expiration of the CPP Effectiveness Period, and accordingly the Parties desire to proceed with Closing as soon as reasonably practicable, while preserving the economic benefits to both Parties associated with a decrease in the CIT Rate, as contemplated in the Original Agreement, without modifying the original economic terms and conditions applicable thereto; and
WHEREAS, in accordance with Section 9.9 of the Original Agreement, this Amendment has been approved by a majority of the Disinterested Directors currently on the Board and is being executed by each Party hereto.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby amend the Original Agreement, in accordance with the following terms and conditions:
ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1. Definitions and Construction. Capitalized terms used but not otherwise defined in this Amendment have the meanings given to them in the Original Agreement, and the rules of construction set forth in Section 9.10 of the Original Agreement apply mutatis mutandis to this Amendment.
ARTICLE II
AMENDMENTS
2.1. Amendments. The Parties have agreed to modify the Original Agreement as follows:
(i) Section 1.1 of the Original Agreement is hereby amended and restated in its entirety as follows:
“Section 1.1 Sale and Purchase of EAI Shares. On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, PEH shall transfer, convey, assign and deliver to the Company, and the Company shall purchase and acquire from PEH, all of PEH’s right, title and interest in and to all of the issued and outstanding EAI Shares, free from all Liens, in consideration for the issuance and sale by GeoPark Limited to PEH of 42,135,872 GP Common Shares (the “Closing Shares”), together with any Additional GP Common Shares issuable at Closing pursuant to Section 1.3, and, if applicable, any Additional GP Common Shares that become issuable after Closing pursuant to Section 1.3.”
(ii) The last sentence of Section 1.2 of the Original Agreement is hereby amended and restated in its entirety as follows: “At the Closing, GeoPark Limited shall instruct its transfer agent to register the issuance of the Closing Shares issued at the Closing in the name of PEH in book-entry form.”
(iii) A new Section 1.3 is hereby added to the Original Agreement immediately following Section 1.2 thereof, as follows:
“Section 1.3 Additional GP Common Shares.
(a)
In addition to the Closing Shares, GeoPark Limited shall issue and sell to PEH such number of additional GP Common Shares (the “Additional GP Common Shares” and, together with the Closing Shares, the “Consideration Shares”) as is determined in accordance with the following paragraphs (i) through (vi), if the CIT Rate applicable at Closing or, solely in the event the Closing Date occurs before December 1, 2026, at December 1, 2026 (it being understood, for the avoidance of doubt, that if the Closing Date occurs on or after December 1, 2026, the number of Additional GP Common Shares shall be determined exclusively by reference to the CIT Rate applicable at Closing, and no further adjustment shall be made thereafter) is:
(i)
lower than 50% but not lower than 49% (the “First Range”), an amount of aggregate Additional GP Common Shares (the “First Range Additional GP Common Shares”) equal to the product of (i) 1,314,537 and (ii) the proportional decrease of CIT Rate within the First Range, expressed as a percentage (e.g., if the CIT Rate is 49.5%, 657,269 aggregate Additional GP Common Shares; if the CIT Rate is 49.25%, 985,903 aggregate Additional GP Common Shares; if the CIT Rate is 49%, 1,314,537 aggregate Additional GP Common Shares);
(ii)
lower than 49% but not lower than 48% (the “Second Range”), an amount of aggregate Additional GP Common Shares (the “Second Range Additional GP Common Shares”) equal to the sum of (i) the full amount of First Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Second Range, expressed as a percentage (e.g., if the CIT Rate is 48.5%, 1,971,806 aggregate Additional GP Common Shares; if the CIT Rate is 48.25%, 2,300,440 aggregate Additional GP Common Shares; if the CIT Rate is 48%, 2,629,074 aggregate Additional GP Common Shares);
(iii)
lower than 48% but not lower than 47% (the “Third Range”), an amount of aggregate Additional GP Common Shares (the “Third Range Additional GP Common Shares”) equal to the sum of (i) the full amount of Second Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Third Range, expressed as a percentage (e.g., if the CIT Rate is 47.5%, 3,286,343 aggregate Additional GP Common Shares; if the CIT Rate is 47.25%, 3,614,977 aggregate Additional GP Common Shares; if the CIT Rate is 47%, 3,943,611 aggregate Additional GP Common Shares);
(iv)
lower than 47% but not lower than 46% (the “Fourth Range”), an amount of aggregate Additional GP Common Shares (the “Fourth Range Additional GP Common Shares”) equal to the sum of (i) the full amount of Third Range Additional GP Common Shares, and (ii) the product of (x) 1,314,537 and (y) the proportional decrease of CIT Rate within the Fourth Range, expressed as a percentage (e.g., if the CIT Rate is 46.5%, 4,600,880 aggregate Additional GP Common Shares; if the CIT Rate is 46.25%, 4,929,514 aggregate Additional GP Common Shares; if the CIT Rate is 46%, 5,258,148 aggregate Additional GP Common Shares);
(v)
lower than 46% but not lower than 45% (the “Fifth Range”), an amount of aggregate Additional GP Common Shares equal to the sum of (i) the full amount of Fourth Range Additional GP Common Shares, and (ii) the product of (x) 163,441 and (y) the proportional decrease of CIT Rate within the Fifth Range, expressed as a percentage (e.g., if the CIT Rate is 45.5%, 5,339,869 aggregate Additional GP Common Shares; if the CIT Rate is 45.25%, 5,380,729 aggregate Additional GP Common Shares; if the CIT Rate is 45%, 5,421,589 aggregate Additional GP Common Shares);
(vi)
lower than 45%, an amount of aggregate Additional GP Common Shares equal to 5,421,589 GP Common Shares.
(b)
If no Additional GP Common Shares are issuable pursuant to Section 1.3(a), GeoPark Limited shall have no obligation to issue or deliver any Additional GP Common Shares pursuant to this Section 1.3, and the Closing Shares issued at Closing shall constitute the entire Consideration Shares.
(c)
If Additional GP Common Shares are issuable pursuant to Section 1.3(a), GeoPark Limited shall (i) instruct its transfer agent to register the issuance of such Additional GP Common Shares in the name of PEH in book-entry form (A) at Closing, to the extent such Additional GP Common Shares are issuable based on the CIT Rate applicable at Closing, or (B) if Closing occurs before December 1, 2026 and Additional GP Common Shares become issuable as a result of a reduction in the CIT Rate after Closing and on or before December 1, 2026, within five (5) Business Days following December 1, 2026; and (ii) provide evidence reasonably required by PEH that the Additional GP Common Shares have been duly issued. In no event shall the aggregate number of Additional GP Common Shares issued pursuant to this Agreement exceed 5,421,589, and any Additional GP Common Shares previously issued pursuant to Section 1.3(a) shall be deducted from any subsequent issuance of Additional GP Common Shares pursuant to Section 1.3(a).
(d)
The representations and warranties of GeoPark Limited and the Company set forth in Section 2.2 (Authorization; No Conflicts), Section 2.3 (Government Approvals), Section 2.4 (Authorized Shares), Section 2.5 (Capitalization), Section 2.13 (Stock Exchange), Section 2.14 (Investment Company), Section 2.15 (Securities Law Exemptions), Section 2.16 (Price Stabilization of GP Common Shares), Section 2.17 (Application of Takeover Protections) and Section 2.25 (Listing on Principal Market) of Article II, in each case solely to the extent relating to the Consideration Shares, shall apply to the Additional GP Common Shares, mutatis mutandis, as of the date of issuance thereof.”
(iv) All references in the Original Agreement to “Consideration Shares” are hereby deemed to refer to the Consideration Shares as defined in Section 1.3 of the Original Agreement, as amended by this Amendment. All references in the Original Agreement to Section 1.1 are hereby deemed to refer to Section 1.1 and Section 1.3 of the Original Agreement, as amended by this Amendment.
(v) Section 9.4 of the Original Agreement is hereby amended and restated in its entirety as follows:
“Section 9.4 Entire Agreement; No Third-Party Beneficiary. This Agreement and the Governance Agreement (each as amended in accordance with Section 9.9 from time to time) contain the entire agreement by and among the parties with respect to the subject matter hereof and all prior negotiations, writings and understandings relating to the subject matter of this Agreement. This Agreement is not intended to confer upon any Person not a party hereto any rights or remedies hereunder.”
(vi) All references in the Index of Defined Terms included in the Original Agreement to Sections 1.1(a) through (f) shall be amended to refer to Section 1.3(a)(i) through (a)(vi) of the Original Agreement, as amended by this Amendment.

2.2. No Other Amendments. Except as expressly amended by this Amendment, the Original Agreement is not otherwise amended, modified or supplemented, and all other terms, conditions and provisions of the Original Agreement remain unchanged and in full force and effect. This Amendment forms an integral and non-severable part of the Original Agreement, and references in the Original Agreement to “this Agreement” (and words of like import) are deemed to refer to the Original Agreement as amended by this Amendment.
ARTICLE III
MISCELLANEOUS
3.1. Binding Effect. This Amendment constitutes a legally binding amendment to the Original Agreement pursuant to Section 9.9 (Amendments and Waivers) of the Original Agreement.
3.2. Incorporation by Reference. The provisions of Section 9.2 (Counterparts), Section 9.3 (Governing Law), Section 9.5 (Expenses), Section 9.6 (Notices), Section 9.7 (Successors and Assigns), Section 9.10 (Interpretation; Absence of Presumption), Section 9.11 (Severability), Section 9.12 (Specific Performance) and Section 9.14 (Non-Recourse) of the Original Agreement are hereby incorporated by reference, mutatis mutandis, into this Amendment as if set out in full herein.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective representatives as of the date first written above.

GEOPARK LIMITED

By: /s/ Felipe Bayón
Name: Felipe Bayón
Title: Chief Executive Officer

GEOPARK USA, LLC

By: /s/ Felipe Bayón
Name: Felipe Bayón
Title: President

PANAMERICAN ENERGY HOLDINGS S.A.

By: /s/ Jaime Gilinski
Name: Jaime Gilinski
Title: Authorized Signatory